Exhibit 10.65


                       LICENSING AND SHAREHOLDER AGREEMENT


         This Licensing and Shareholder Agreement ("Agreement") is entered into this 29th day of March, 2000 ("Effective Date") and made by and between MyWeb Inc, a corporation organized and existing under the law of the US, having a principal office at 595 Market Street, Suite 2500, San Francisco, CA 94105 ("MyWeb Inc"), Adgator, Inc., a corporation organized and existing under the law of Washington State of the United States, having a principal office at 10500 NE 8th Street, Suite 1250, Bellevue, WA 98004 ("Adgator, Inc.") and AdgatorCom. Co., Ltd., a corporation organized and existing under the laws of Korea, having a principal office at 1594-4 Dea-A B/D, 2nd Floor, Seocho-Dong, Seocho-Gu, Seoul, Korea ("AdgatorCom.Co.").

1. Purpose. MyWeb Inc, Adgator, Inc. and AdgatorCom.Co. agree to join together in the strategic alliance in order to implement co-marketing effort in the global market, including China, for the mutual interest and benefit. MyWeb Inc hereby agrees to use its best efforts to distribute and maximize the use of the Adgator product in the domestic Chinese market (PRC) and to secure the related patent, already applied by AdgatorCom, for the domestic Chinese market. MyWeb Inc agrees that AdgatorCom is a principal partner in Korea.

2.   Components of Strategic and Capital Alliances

         (a)      Managerial Alliance

                  (1) MyWeb Inc shall be granted a license of the Adgator's internet desktop portal product for the domestic China market only to perform desktop portal service through MyWeb China. This grant of license will be limited to its own service of MyWeb China for the domestic Chinese market only.

                  (2) MyWeb Inc, upon execution of this Agreement, will be a member of the Global Advertising Network Program of Adgator Group. MyWeb Inc run such advertisement preferentially in the desktop portal service of MyWeb China.

                  (3) MyWeb Inc will be responsible for all aspects of the business operations in the domestic Chinese market.

                  (4) MyWeb Inc will be fully responsible for and will indemnify Adgator Inc and AdgatorCom for any result directly or indirectly arising from its business operations in the domestic China. Adgator Inc and AdgatorCom will be fully responsible for any problem related to intellectual property of the Adgator Product.

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                  (5) The advertisement  revenue will be shared in the following way. If MyWeb Inc gets orders by itself, it will get [***] and give [***] to Adgator Inc and AdgatorCom. If Adgator Inc or AdgatorCom gets orders by itself, [***] will be allotted to MyWeb Inc. The other revenue arising from the operation of Adgator Product will be shared: [***] to MyWeb Inc and [***] to Adgator Inc and AdgatorCom. For this purpose, a separate accounting and book keeping will be maintained by both parties and reviewed and cleared every quarter.

                  (6) AdgatorCom, as the principal partner of MyWeb Inc in Korea, will make its best efforts to cooperate for any operation of MyWeb Inc in Korea.

         (b)      Technical Alliance

                  (1) In connection with the grant of the right to MyWeb Inc, Adgator Inc and AdgatorCom.Co. will provide solutions, proprietary information and technologies relating to operation of desktop portal service.

                  (2) Adgator Inc. and Adgatorcom.Co will, upon request of MyWeb Inc, furnish technically qualified personnel of Adgator Inc and AdgatorCom as employees of MyWeb Inc to deliver technical services in the methods of operation of the product. It is the intent of all parties that MyWeb Inc will employ 3-5 Adgator Inc and AdgatorCom designated personnel. All costs associated with customizing the Adgator product for the Chinese market will be borne by MyWeb Inc.

                  (3) MyWeb Inc, Adgatorcom and Adgator Inc will provide various information about technology and business model related to Internet business with each other.

         (c)      Capital Alliance

                  (1) Adgator. Inc and AdgatorCom will subscribe to one (1) million USD worth of MyWeb Inc's stocks (USD0.01) at the price per share to be computed based on thirty (30)% discount from the one week average price from the date of this Agreement. Adgator Inc and AdgatorCom will pay one hundred thousand (100,000) USD as a deposit within two (2) weeks after the signing. If Adgator Inc and AdgatorCom do not fulfill the balance (900,000 USD) within three (3) months from the date of this agreement, the deposit will be forfeited by MyWeb Inc. MyWeb Inc will issue to Adgator Inc and AdgatorCom the 12 months restricted MyWeb Inc's stocks upon successful completion of the transaction.

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                  (2) Adgator.  Inc and AdgatorCom  will provide the opportunity for MyWeb Inc to invest to both of Adgator. Inc and AdgatorCom or Adgator-Japan in preferential condition.

3. Term and Termination. The agreement shall take effect as of the Effective Date hereof and remain in full effect unless the parties mutually agree, in writing, to terminate or modify this agreement or there is a material breach by either party to the terms set forth in this Agreement.

4. Use and Assignment of License. MyWeb Inc will not permit, sub-license, re-license or otherwise assign to any person or party whatsoever the Adgator product, or any of its related technology or intellectual property without written agreement of all parties.

5.   Miscellaneous.

         (a) In the event additional terms or provisions excluded in this agreement but required to deliver this agreement, such modification will be made upon mutual agreement between parties.

         (b) In case of any dispute between parties about interpretation or omission of any terms and provisions of the agreement, parties will mutually agree to resolve such dispute in accordance with the common commercial custom.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their corporate name by their duly authorized representatives.

MyWeb Inc                                            Adgator.com Co., Ltd
                                                     Adgator Inc



/s/ Nin Contreras                                    /s/ Kyong Ho Song
---------------------------                          ---------------------------
Nin Contreras, CEO                                     Kyong Ho Song, CEO
595 Market Street, Suite 2500,                         1594-4 Dae-A Venture B/D,
San Francisco, CA  94105                               2nd Floor
                                                       Seocho-Dong,
                                                       Seoch-Gu, Seoul, Korea


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